UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2011

CNL Macquarie Global Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-156479	26-3859644
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On behalf of CNL Macquarie Global Growth Trust, Inc. (the “Company”), an affiliate of the Company has entered into a non-binding letter of intent with a regional developer to enter into a joint venture for the acquisition of land located in a suburb of Charleston, South Carolina, for the development and construction by the joint venture of an apartment community consisting of approximately 250+ Class A garden-style apartments. The finalization and execution of a joint venture agreement by the Company is subject to certain contingencies, among which are the completion of negotiations of terms of the agreement satisfactory to the Company, the completion of the zoning approval process, and the securing of a financing commitment for the construction loan on terms acceptable to the Company.

The acquisition and development of the project is consistent with the Company’s growth strategy. The Charleston MSA has developed a well diversified economy, consisting of an active container port, a regional medical hub, a substantial visitor industry, a growing base of international businesses and industry, and a significant long term military presence. Given these factors, management of the Company believes that there will be continued population and job growth that will drive demand for apartment communities in the area.

The closing of the contemplated transaction is subject to the principal contingencies referenced above and there is no assurance that those or any other contingencies will be met. If all contingencies are satisfied, management of the Company expects that it will proceed with the transaction, at which time more detailed information about the transaction will be available.

The information in this Current Report on Form 8-K is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 7, 2011	CNL MACQUARIE GLOBAL
GROWTH TRUST, INC.

	By:	/s/ Robert A. Bourne
	Name:	Robert A. Bourne
	Title:	Chief Executive Officer